Exhibit 99.1

Sono-Tek Announces Second Quarter Results and Earnings Call

(October 15, 2014 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) today announced sales of $2,634,000 for the three months ended August 31, 2014, compared to sales of $2,537,000 for the prior year period, an increase of $97,000 or 4%. Although not directly reported, a comparison of the three months ended August 31, 2014 to the three months ended May 31, 2014, also showed an increase in sales of $214,000 or 9%, a strong upward trend for this Fiscal Year. The current quarter’s increase was due to continuing sales strength of the Company’s SonoFlux equipment to the electronics printed circuit board industry, along with an even stronger showing in sales of the Company’s 3D coating units to the specialty glass, medical device, and advanced energy market segments. Based on the Company’s backlog, shipments, and proposals, the Company is expecting another sales increase for the third quarter of this Fiscal Year. To that point, the Company expects to see sales strength in 3D coating equipment, medical device coaters, and fluxing equipment to the electronics industry. The Company also expects continued sales to the food industry, driven by an increase in development programs with the meat packaging industry.

The Company reported net income of $115,000 for the three months ended August 31, 2014, compared to $105,000 for the prior year period, an increase of $10,000. The Company expects to report a similarly profitable third quarter, based on backlog and shipments to date.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the continuing strengthening of our business, as viewed from our quarter to quarter proposal backlog and sales activity. We communicated these trends at the Annual Shareholders Meeting on August 28, 2014, where we reiterated our goal of sales growth versus last year, combined with net income in the $500,000 - $1,000,000 range. We also did a webcast for the first time during this year’s Shareholders Meeting, and the slide presentation used is available on our website. We plan to do an earnings release conference call for the second quarter results at 1:00pm on October 21, 2014. To join the conference, please call 1-571-317-3122, the access code is 307-302-125.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, growth of sales to the electronics industry; continued penetration into the food coating and solar energy markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2014	2013	2014	2013

Net Sales	$5,054,426	$4,911,772	$2,633,727	$2,537,378

Gross Profit	$2,450,053	$2,383,646	$1,302,087	$1,242,232

Income Before Taxes	$270,356	$266,273	$188,564	$172,337

Net Income	$181,667	$179,177	$115,024	$105,429

Basic Earnings Per Share	$0.01	$0.01	$0.01	$0.01

Diluted Earnings Per Share	$0.01	$0.01	$0.01	$0.01

Weighted Average Shares - Basic	14,711,770	14,503,040	14,713,788	14,503,070

Weighted Average Shares - Diluted	14,859,769	14,558,306	14,876,819	14,604,147